As filed with the Securities and Exchange Commission on October 25, 2023
Registration No. 333-274403

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GOLDEN MINERALS COMPANY
(Exact name of registrant as specified in its charter)
Delaware	1040	26-4413382
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
350 Indiana Street, Suite 650
Golden, Colorado 80401
(303) 839-5060
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Julie Z. Weedman
Senior Vice President, Chief Financial Officer
350 Indiana Street, Suite 650
Golden, Colorado 80401
(303) 839-5060
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Brian Boonstra Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 (303) 892-7348	Charles Phillips, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.
Subject to Completion, Dated October 25, 2023
PRELIMINARY PROSPECTUS
Up to 2,906,977 Shares of Common Stock
Up to 2,906,977 Series A Warrants to Purchase Up to 2,906,977 Shares of Common Stock
Up to 1,453,488 Series B Warrants to Purchase Up to 1,453,488 Shares of Common Stock
Pre-Funded Warrants to Purchase up to 2,906,977 Shares of Common Stock
Up to 4,360,465 Shares of Common Stock Underlying the Series A Warrants, the Series B Warrants and Pre-Funded Warrants
We are offering up to 2,906,977 shares of our common stock, par value $0.01 per share, together with Series A warrants to purchase up to 2,906,977 shares of common stock and Series B warrants to purchase up to 1,453,488 shares of common stock, or the common warrants. Each share of our common stock, or a pre-funded warrant in lieu thereof, is being sold together with one Series A warrant, with each full Series A warrant exercisable to purchase one share of our common stock, and one-half Series B warrant, with each full Series B warrant exercisable to purchase one share of our common stock. The shares of common stock and common warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. The assumed public offering price for each share of common stock and accompanying common warrants is $1.72, which was the closing price of our common stock on the NYSE American LLC (the “NYSE American”) on October 24, 2023. Each common warrant will have an exercise price per share of $      and will be immediately exercisable. The Series A warrants will expire on the five-year anniversary of the original issuance date. The Series B warrants will expire on the 18-month anniversary of the original issuance date. All share numbers presented in this prospectus have been adjusted to reflect the 1-for-25 reverse stock split that we effected on June 9, 2023.
We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The public offering price of each pre-funded warrant and accompanying common warrants will be equal to the price at which one share of common stock and accompanying common warrants is sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.
This offering will terminate on November 15, 2023 unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share (or pre-funded warrant) and common warrants will be fixed for the duration of this offering.
Our common stock is traded on the NYSE American and on the Toronto Stock Exchange (“TSX”) under the symbol “AUMN.” The reported sale price for our common stock on October 24, 2023 was $1.72 per share on the NYSE American and Cdn$2.31 per share on the TSX. The public offering price per share of common stock and accompanying common warrant and per pre-funded warrant and accompanying common warrant will be determined between us and investors based on market conditions at the time of pricing and may be at a discount to the then current market price of our common stock. The recent market price used throughout this prospectus may not be indicative of the actual offering price. The actual public offering price may be based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the pre-funded warrants and the common warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited. In addition, we do not intend to list the pre-funded warrants or the common warrants on the NYSE American, any other national securities exchange or any other trading system.

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. We will bear all costs associated with the offering. See “Plan of Distribution” on page 24 of this prospectus for more information regarding these arrangements.
Investing in our common stock involves significant risks. Before buying shares of our common stock, you should carefully consider the risks described under “Risk Factors” beginning on page 10 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
No shares of common stock distributed under this prospectus will be offered or sold in Canada, including through the TSX or any other trading market in Canada. See “Plan of Distribution” on page 24 of this prospectus and “Restrictions on Resale for Residents of Canada” on page 31 of this prospectus.

	Per Share and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)
We have agreed to pay the placement agent a cash fee equal to 6.0% of the gross proceeds raised in this offering. We have also agreed to reimburse the placement agent for certain of its offering-related expenses, including reimbursement for legal fees and expenses in the amount of up to $125,000, and for its clearing expenses in the amount of up to $15,950. For a description of the compensation to be received by the placement agent, see “Plan of Distribution” on page 24 for more information.

Delivery of the securities to the purchasers is expected on or about           , 2023, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus is           , 2023.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.
The information appearing in this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus. You should not assume that the information contained in or incorporated by reference in this prospectus, or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate as of any date other than the respective dates thereof.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction. Purchasers of shares of common stock are advised that none of the shares of common stock will be qualified for distribution in any jurisdiction of Canada and may not be traded through the facilities of TSX or any other Canadian stock exchange, or otherwise in a jurisdiction of Canada. By purchasing shares of common stock hereunder, each purchaser thereof will be deemed to have represented and warranted to the Company that such purchaser (i) is acquiring the securities solely for its own account and beneficial interest for investment purposes, and not for sale or with a view to distribution in Canada, and (ii) has no present intention of selling the securities through the facilities of the TSX or any other Canadian stock exchange, or otherwise in a jurisdiction of Canada, and does not presently have any reason to expect a change in such intention.
As used in this prospectus, the terms “Golden Minerals,” the “Company,” “our,” “we,” or “us” refer to Golden Minerals Company, including its subsidiaries and predecessors, except where it is clear that the term refers only to Golden Minerals Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws. We use the words “anticipate,” “continue,” “likely,” “estimate,” “expect,” “may,” “could,” “will,” “project,” “should,” “believe” and similar expressions (including negative and grammatical variations) to identify forward-looking statements. These statements include comments relating to (i) our anticipated near-term capital needs, potential sources of capital, and possibility of needing to wind-up the Company’s business if capital is not obtained; (ii)  our plans for restart of mining activities at Velardeña, including our expectations regarding future commodity prices and concentrate sales terms, the results of our internal cash flow forecast, and our expectation regarding the timing for restart; (iii) our plans regarding further advancement of the El Quevar project and reimbursements paid by Barrick under the Earn-in Agreement, to fund the El Quevar project; (iv) information regarding the Yoquivo property, including the estimates included in our initial mineral resource study, our future evaluation and drilling plans, information gained from drilling activities, and exploration activities; (v) our plans to defend against claims by Unifin and a potential settlement agreement between Minera William and Unifin; (vi) expectations pertaining to the recovery of VAT refunds from the Mexican government; (vii) projected revenue and spending for the twelve months ending June 30, 2024; and (viii) statements concerning our financial condition, business strategies and business and legal risks our financial outlook for 2023, including anticipated expenditures and cash inflows during the year. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct.
Our actual results could differ materially from those expressed or implied in these forward-looking statements as a result of the factors described under “Risk Factors” beginning on page 10 in this prospectus and other factors set forth in this prospectus, including:

•
The Company’s expected near-term cash needs, including the need to raise additional cash in the near-term to avoid depletion of the Company’s cash balance in the fourth quarter of 2023 and whether we are able to raise the necessary capital required to continue our business on terms acceptable to us or at all;

•
Our plan to restart mining operations at the Velardeña Properties, including the potential timing of restart, production expectations, required capital to restart and ramp-up operations, potential plant processing rate, projected payable gold and silver production, operating costs, net operating margin and projected cash flow;

•
Higher than anticipated care and maintenance costs at the Velardeña Properties in Mexico or at El Quevar in Argentina;

•
Plans regarding further advancement of the El Quevar project, including reimbursements paid by Barrick under the Earn-in Agreement to fund the El Quevar project;

•
Decreases in silver and gold prices;

•
Risks related to our exploration properties, including unfavorable results from exploration and whether we will be able to advance our exploration properties;

•
Variations in the nature, quality and quantity of any mineral deposits that are or may be located at the Velardeña Properties or our exploration properties, changes in interpretations of geological information, and unfavorable results of metallurgical and other tests, and the timing and scope of our further evaluation activities at the Velardeña Properties;

•
Whether we will be able to continue or begin to mine and sell minerals successfully or profitably at any of our current properties at current or future silver and gold prices and achieve our objective of becoming a mid-tier mining company;

•
Potential delays in our exploration activities or other activities to advance properties towards mining resulting from environmental consents or permitting delays or problems, accidents, problems with contractors, disputes under agreements related to exploration properties, unanticipated costs and other unexpected events;

•
Our ability to retain key management and mining personnel necessary to successfully operate and grow our business;

•
Economic and political events negatively affecting the market prices for gold, silver, zinc, lead and other minerals that may be found on our exploration properties;

•
Political and economic instability in Argentina, Mexico and other countries in which we conduct our business, and future actions of any of these governments with respect to nationalization of natural resources or other changes in mining or taxation policies;

•
Our ability to acquire additional concessions in Mexico based on the economic and environmental policies of Mexico’s current or future governmental authorities;

•
Volatility in the market price of our common stock; and

•
The factors set forth in “Risk Factors” on page 10 of this prospectus or incorporated by reference from our other filings.

These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional factors elsewhere in this prospectus and in any documents incorporated by reference herein. Many of these factors are beyond our ability to control or predict. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties. You should not unduly rely on any of our forward-looking statements or information. These statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements and information attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.
Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties.
All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
CURRENCY AND EXCHANGE RATE INFORMATION
Unless otherwise indicated, all references to “$” or “dollars” in this prospectus refer to United States dollars. References to “Cdn$” in this prospectus refer to Canadian dollars.
The indicative rate of exchange on October 24, 2023, as reported by the Bank of Canada for the conversion of Canadian dollars to U.S. dollars, was Cdn$1.00 equals $0.7283 and, for the conversion of U.S. dollars to Canadian dollars, was $1.00 equals Cdn$1.3731.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” included elsewhere in, or incorporated by reference into, this prospectus.
Our Company
We are a mining company holding a 100% interest in the Rodeo property in Durango State, Mexico (the “Rodeo Property”), a 100% interest in the Velardeña and Chicago gold-silver mining properties and associated oxide and sulfide processing plants in the state of Durango, Mexico (the “Velardeña Properties”), a 100% interest in the El Quevar advanced exploration silver property in the province of Salta, Argentina (the “El Quevar Property”) (subject to the terms of the April 9, 2020 earn-in agreement (the “Earn-In Agreement”) pursuant to which Barrick Gold Corporation (“Barrick”) has the option to earn a 70% interest in the El Quevar Project), and a diversified portfolio of precious metals and other mineral exploration properties located primarily in or near historical precious metals producing regions of Argentina, Nevada and Mexico. The Rodeo Property, the Velardeña Properties, the El Quevar Property and the Yoquivo Property are the only properties that the Company considers material at this time.
We are primarily focused on the proposed restart of mining activities at our Velardeña Properties. We are also focused on exploration activities at the Yoquivo Property and on advancing our El Quevar exploration property in Argentina through the Earn-in Agreement with Barrick and continuing to evaluate and search for mining opportunities in North America with near term prospects of mining, and particularly for properties within reasonable haulage distances of our processing plants at the Velardeña Properties. We are also reviewing strategic opportunities, focusing primarily on development or operating properties in North America.
We are considered an exploration stage company under the criteria set forth by the SEC under S-K 1300 since we have not yet demonstrated the existence of mineral reserves at any of our properties. Under S-K 1300, the SEC defines a “mineral reserve” as “an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project.” To have mineral resources, there must be reasonable prospects for economic extraction. Per the SEC, “probable mineral reserves” are the economically mineable part of an indicated and, in some cases, a measured mineral resource and “proven mineral reserves” can only result from measured mineral resources. Mineral reserves cannot be considered proven or probable unless and until they are supported by a preliminary feasibility study or feasibility study, indicating that the mineral reserves have had the requisite geologic, technical and economic work performed and are economically and legally extractable.
We have not completed a preliminary feasibility study or feasibility study with regard to any of our properties to date. We expect to remain an exploration stage company for the foreseeable future. We will not exit the exploration stage until such time, if ever, that we demonstrate the existence of proven or probable mineral reserves that meet the guidelines under S-K 1300.
Corporate Information
Our management team is comprised of experienced mining professionals with extensive expertise in mineral exploration, mine construction and development, and mine operations. Our principal office is located in Golden, Colorado at 350 Indiana Street, Suite 650, Golden, CO 80401, and our registered office is the Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. We also maintain an office at the Velardeña Properties in Mexico and exploration offices in Argentina and Mexico. We maintain a website at www.goldenminerals.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus nor are they incorporated by reference herein.

Recent Developments
Going Concern and Liquidity Update
Our management has concluded that substantial doubt exists about our ability to continue as a going concern for one year from the date of this prospectus. At September 30, 2023, we had current assets of approximately $6.2 million, including cash and cash equivalents of approximately $1.6 million. On the same date, we had accounts payable and other current liabilities of approximately $5.3 million.
We do not expect that the net proceeds from this offering will be sufficient, by itself, to allow us to continue as a going concern for one year from the date of this prospectus. We will require further sources of capital. In order to commence and maintain production at Velardeña, we expect that we will need approximately $3 to $3.5 million in capital inflows over the first five months of production. In addition, in order to satisfy the Company’s projected general, administrative, exploration and other expenses through September 30, 2024 we will need approximately $4 to $5 million in capital inflows. Assuming that we are successful in restarting production and that we meet our production objectives at the Velardeña Properties, cash flow from Velardeña is expected to be positive by the end of the second quarter of 2024. These additional capital inflows may take the form of asset sales (as the ones described below), equity financing activities (including this offering), debt financing, production-based financing (such as streaming or royalty financing), collection of our outstanding VAT receivable, or otherwise.
We have announced the execution of a binding letter of intent for the sale of our Santa Maria property for a total consideration consisting of (i) initial cash proceeds of $1.5 million (plus an additional $240,000 in VAT payment that we can retain) and (2) a 1.5% net smelter return royalty on the Santa Maria concession up to a cap of $1 million (which may be purchased by the potential buyer from us for $500,000 at any time prior to the commencement of commercial production on the Santa Maria property). However, if that transaction is consummated, the funds would likely not be received until November 2023 or later.
As of September 30, 2023, we had value-added tax (“VAT”) receivable in Mexico of approximately $3.1 million. Although we believe it is likely we will receive some material portion of this receivable early in the first quarter of 2024, there is no certainty as to the timing and amount of such payment.
Updated Technical Report Summary for the Velardeña Properties
In August 2023, we announced the completion of an updated Technical Report Summary (“2023 Technical Report”) for the Velardeña Properties. The 2023 Technical Report is an update of the previous Preliminary Economic Assessment dated March 1, 2022 (the “2022 Technical Report”). The 2023 Technical Report incorporates additional information developed by us since the 2022 Technical Report, including updated pricing and concentrate sales terms, and the exclusion of a bio-oxidation plant that was formerly contemplated.
Mineral Resource Estimate
Estimated mineral resources for the Velardeña project are shown below. The resource is reported by mineral type and resource class for all veins.
Velardeña Project — Summary of Sulfide Mineral Resources at June 1, 2023
Classification	Mineral Type	NSR Cutoff	Tonnes	Grade Ag g/t	Grade Au g/t	Grade Pb%	Grade Zn%	Ag oz	Au oz	Pb lb	Zn lb
Measured	Sulfide	195	203,200	402	6.02	1.71	2.08	2,625,900	39,300	7,680,000	9,306,300
Indicated	Sulfide	195	462,700	402	5.32	1.68	2.08	5,983,000	79,200	17,090,700	21,173,100
Measured + Indicated	Sulfide	195	665,900	402	5.54	1.69	2.08	8,608,900	118,500	24,770,700	30,479,400
Inferred	Sulfide	195	1,059,900	413	5.10	1.81	2.26	14,067,200	173,700	42,294,600	52,697,800

Notes:
(1)
Resources are reported as diluted tonnes and grade to 0.7 m fixed width.

(2)
Metal prices for NSR cutoff are: $22.71/oz-Ag, $1,826/oz-Au, $1.02/lb-Pb, and $1.31/lb-Zn.

(3)
Columns may not total due to rounding.

Restart of Mining Activities at the Velardeña Properties
In early 2023, the terms for the sale of our gold-rich pyrite concentrates improved significantly over previously available terms. We believe that the recently improved terms allow us to consider re-opening the Velardeña Properties’ mines without the bio-oxidation (BIOX™) plant design. (BIOX is a trademark of Metso-Outotec Oyj for its proprietary bio-oxidation process.) We have taken preliminary steps to restart mining activities at the Velardeña Properties, with full commencement of restart activities subject to receipt of additional capital. If we are able to obtain sufficient capital to restart mining at the Velardeña Properties, mining activities could commence as soon as November 2023.
Through the end of 2024, we are estimating that we will process 107,000 to 127,000 tonnes in the sulfide plant, or approximately 260 to 300 tonnes per day, with payable extraction from the Velardeña Properties of approximately 9,000 to 11,000 ounces of gold and 600,000 to 800,000 ounces of silver. Grades of mined material are estimated to be approximately 4.2 grams per tonne for gold and 220 grams per tonne for silver. Payable net smelter recoveries are expected be approximately 64% for gold and 81% silver. We are projecting cash costs per payable silver ounce, net of gold by-product credits to be approximately $13.00 for the period. Using an assumed gold price of $1,900/oz and an assumed silver price of $22.50/oz (which we believe are conservative near-term estimates based on current market prices), our internal financial model estimates net operating margin from the Velardeña Properties (defined as revenue from the sale of metals less the cost of metals sold) at approximately negative $1.0 million to positive $1.5 million for the period from November 2023 through the end of 2024.
We have not established mineral reserves as defined under S-K 1300 at the Velardeña Properties. As a result, there is increased uncertainty and risk that may result in economic or technical failure which may adversely impact our future profitability. In making the decision to restart mining activities, we made certain assumptions regarding operating and capital costs and project economic returns. Our estimates are based upon, among other things, (i) anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed; (ii) anticipated recovery rates of gold, silver and other metals from the ore; (iii) cash operating costs of comparable facilities and equipment; and (iv) anticipated operating conditions. Actual cash operating costs, production and economic returns may differ significantly from those anticipated by our studies and estimates.
NYSE Listing Compliance
On June 6, 2023, we received written notification (the “Notice”) from the NYSE American that we are not in compliance with Section 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”). We are required to report stockholders’ equity of $6.0 million or more because we have reported losses from continuing operations and/or net losses in our five most recent fiscal years. We reported stockholders’ equity of $4.1 million as of March 31, 2023, and $5.6 million as of June 30, 2023, and losses from continuing operations and/or net losses in each of our five most recent fiscal years ended December 31, 2022. As a result, we became subject to the procedures and requirements of Section 1009 of the Company Guide and were required to submit a plan of compliance by July 6, 2023, addressing how we intend to regain compliance with Section 1003(a)(iii) of the Company Guide by December 6, 2024. We timely submitted a plan of compliance to the NYSE American.
On August 22, 2023, we received notice from the NYSE American that it has accepted our plan of compliance and granted a plan period until December 6, 2024, in order to regain compliance. Our progress toward regaining compliance is subject to periodic review by the NYSE American, including quarterly monitoring for compliance with the initiatives outlined in the plan of compliance.
The Notice has no immediate effect on our common stock or our business operations. Our common stock will continue to be listed on the NYSE American under the symbol “AUMN” while we regain compliance with Section 1003(a)(iii) of the Company Guide, subject to our compliance with other continued listing requirements.

Registered Direct Offering and Private Placement Transaction
On June 26, 2023, we entered into a securities purchase agreement with an institutional investor (the “Purchase Agreement”) whereby we issued and sold in a registered direct offering (i) an aggregate of 790,000 shares of the common stock at a purchase price of $1.45 per share and (ii) pre-funded warrants exercisable for up to 637,587 shares of common stock at a purchase price of $1.4499 per pre-funded warrant. Each pre-funded warrant is exercisable for one share of common stock at an exercise price of $0.0001 per share. The offer and sale of the shares and pre-funded warrants pursuant to the Purchase Agreement was made under our effective shelf registration statement on Form S-3 (Registration No. 333-249218), which was declared effective by the SEC on October 14, 2020, and the related prospectus supplement dated June 28, 2023.
Further, under the Purchase Agreement in a concurrent private placement, we issued and sold warrants to purchase up to 1,427,587 shares of common stock at an exercise price of $1.90. Each warrant is exercisable six months from the date of issuance and has a term expiring five years after such initial exercise date. The aggregate gross proceeds from the offering and concurrent private placement was approximately $2.1 million.
Legal Proceedings
During April 2021, we became aware of a lawsuit in Mexico against one of the Company’s Mexican subsidiaries, Minera William, S.A. de C.V. (“Minera William”). The plaintiff in the matter is Unifin Financiera, S.A.B de C.V. (“Unifin”). The lawsuit was assigned to the Fifth Specialized Commercial District Court. In November 2022, the Company was formally served with the complaint in connection with the lawsuit and in December 2022 the Company filed its answer to the complaint. Unifin is alleging that a representative of Minera William signed certain documents in July 2011 purporting to bind Minera William as a guarantor of payment obligations owed by a third party to Unifin in connection with that third party’s acquisition of certain drilling equipment. At the time, the documentation was allegedly signed, Minera William was a subsidiary of ECU Silver Mining prior to the Company’s acquisition of ECU in September 2011. As a preemptive measure, Unifin has obtained a preliminary court order freezing Minera William’s bank accounts in Mexico, which has limited the Company’s and Minera William’s ability to access approximately US$153,000 according to current currency exchange rates. Notwithstanding this action, the restrictions imposed on Minera William’s bank accounts do not impact the Company’s ability to operate the Rodeo mine, which is held through a different Mexico subsidiary. Likewise, the action does not impact the Company’s ability to continue with the Company’s evaluation plans for a potential Velardeña mine restart or move forward with any of the Company’s other exploration programs in Mexico. However, because the Velardeña mine and processing plants are held by Minera William, any adverse outcome to the action may have a material impact on our ability to restart production at Velardeña. Unifin is seeking recovery for as much as US$12.5 million. The Company believes there is no basis for this claim. As such, the Company has not accrued an amount for this matter in its Condensed Consolidated Balance Sheets or Statements of Operations as of June 30, 2023. A preliminary hearing was initially scheduled to take place in April 2023 but was rescheduled to June 2023. That hearing was subsequently postponed to permit the parties to continue settlement discussions. There have been limited settlement discussions and no definitive settlement terms agreed to date.

SUMMARY OF THE OFFERING
The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to investors with regard to our securities. For a more complete description of our common stock, see the section titled “Description of Capital Stock” on page 18 in this prospectus.
Securities being offered by us:
Up to 2,906,977 shares of common stock, Series A warrants to purchase up to 2,906,977 shares of common stock, Series B warrants to purchase up to 1,453,488 shares of common stock, or pre-funded warrants to purchase shares of common stock and Series A and Series B warrants to purchase shares of common stock. The shares of common stock or pre-funded warrants, respectively, and common warrants are immediately separable and will be issued separately in this offering but must initially be purchased together in this offering. Each common warrant has an exercise price of $      per share of common stock and is immediately exercisable. The Series A warrants will expire five years from the date of issuance. The Series B warrants will expire 18 months from the date of issuance. See “Description of Capital Stock” on page 18. We are also registering shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants pursuant to this prospectus.
Common warrants being offered by us in this offering:
Each common warrant will have an exercise price of $      per share, will be exercisable upon issuance. The Series A warrants will expire five years from the date of issuance. The Series B warrants will expire 18 months from the date of issuance.
Pre-funded warrants being offered by us in this
offering:
We are offering to each purchaser whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (each pre-funded warrant to purchase one share of our common stock) in lieu of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded warrant and accompanying common warrant will equal the price at which one share of common stock and accompanying warrant are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.
Term of the offering:
This offering will terminate on November 15, 2023 unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.
Common stock outstanding prior to this offering:
8,573,252 shares of common stock outstanding.

Common stock outstanding after this offering:
11,480,229 shares, assuming no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and no exercise of the common warrants issued in this offering.
Use of proceeds:
We intend to use the net proceeds from this offering for working capital requirements and general corporate purposes, including for the restart of mining activities at the Velardeña Properties. The Company may use some of the proceeds from the offering to settle a lawsuit with Unifin Financiera, S.A.B de C.V., which was previously disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2023, filed with the SEC on August 9, 2023, should such a settlement be reached. See “Use of Proceeds” on page 13 in this prospectus.
Market for our common
stock:
Our common stock is traded on the NYSE American and the TSX under the symbol “AUMN.”
Risk Factors:
Investing in our common stock involves significant risks. Please read the information incorporated by reference in this prospectus and contained under “Risk Factors” beginning on page 10.
Restrictions on Resale to Residents in Canada:
No shares of common stock distributed under this prospectus will be offered or sold in Canada, including through the TSX or any other trading market in Canada. See “Plan of Distribution” on page 24 of this prospectus and see “Restrictions on Resale for Residents of Canada” on page 31 of this prospectus for information regarding restrictions on resale to residents of Canada.
Unless otherwise stated, all information contained in this prospectus assumes no sale of any pre-funded warrants in lieu of common stock in this offering and gives effect to the 1-for-25 reverse stock split of our common stock that was effected on June 9, 2023.
The number of shares of our common stock to be outstanding after this offering is based on 8,573,252 shares of common stock outstanding as of September 30, 2023.
The number of shares of our common stock to be outstanding after this offering excludes, in each case as of September 30, 2023, the following reserved shares:

•
232,409 shares of common stock reserved for issuance under our 2023 Equity Incentive Plan in exchange for restricted stock units issued to our non-employee directors under the terms of our Non-Employee Directors Deferred Compensation and Equity Award Plan;

•
168,000 shares of common stock that can be acquired under outstanding KELTIP units; and

•
1,819,742 shares of common stock issuable upon exercise of currently outstanding warrants with a weighted average exercise price of $3.19 per share.

RISK FACTORS
A purchase of our securities involves a high degree of risk, including the risks described below. Before making an investment decision, you should carefully consider the risk factors set forth below, as well as all other information contained in this prospectus and incorporated by reference, including our consolidated financial statements and the related notes and the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC, and any free-writing prospectus that we have authorized for use in connection with this offering. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. Those risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. The trading price of shares of our common stock could decline due to any of these risks, and you may lose all or part of your investment.
Risks Related to this Offering
We need to raise capital in this offering to support our operations. If we are unable to raise capital in this offering, our financial position will be materially adversely impacted.
We believe that current cash on hand, prior to the receipt of any proceeds from this offering, is not sufficient to fund operations beyond the fourth quarter of 2023. In order to commence and maintain production at the Velardeña Properties, we anticipate that we require approximately $3 to $3.5 million of capital inflows over the first five months of production. In addition, in order to satisfy the Company’s projected general, administrative, exploration and other expenses through September 30, 2024 we will need approximately $4 to $5 million in capital inflows. If we receive the estimated net proceeds in this offering, and if we raise the additional capital described above through other financing activities, asset sales, collection of VAT receivable or otherwise, we believe that we will have sufficient capital to restart production at the Velardeña Properties and meet our capital needs through the end of December 2024.
In addition, the report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2022 contains explanatory language that we have stated that substantial doubt exists about our ability to continue as a going concern. We have no additional committed sources of capital and may find it difficult to raise money on terms favorable to us or at all. The failure to obtain sufficient capital to support our operations would have a material adverse effect on our business, financial condition and results of operations. If such sufficient financing is not received timely, we would then need to pursue a plan to seek to be acquired by another entity or cease operations and wind-up our activities.
Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.
In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to certain exceptions; (iii) agreement to not enter into any equity financings for 60 days from closing, subject to certain exceptions; and (iv) indemnification for breach of contract.
This is a “best efforts” offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.
The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.
Our stockholders may suffer additional dilution to their equity and voting interests as a result of future financing transactions.
We could require additional funding to support our business, including for general and administrative costs and other working capital needs to fund our continuing business activities as currently conducted. Although we are evaluating various alternatives, including debt financing and production-based financing such as streaming and royalty financing, it is likely that we will need to seek additional equity financing in the future. If we were to engage in any type of equity financing in the future, the current ownership interest of our stockholders would be diluted.
Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.
We currently intend to allocate the net proceeds we will receive from the offering as described under “Use of Proceeds” on page 13 of this prospectus. However, management will have considerable discretion in the actual application of the net proceeds, and we may elect to allocate proceeds differently from that described under “Use of Proceeds” on page 13 of this prospectus if we believe it would be in our best interests to do so. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have an adverse effect on our business and cause the price of our common stock to decline.
The market price of our common stock may fluctuate significantly.
The market price of our common stock has fluctuated and could fluctuate substantially in the future. This volatility may subject our stock price to material fluctuations due to the factors in this prospectus and the documents incorporated herein by reference, and other factors including market reaction to the estimated fair value of our portfolio; rumors or dissemination of false information; changes in coverage or earnings estimates by analysts; our ability to meet analysts’ or market expectations; and sales of common stock by existing stockholders.
You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in the offering.
The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. After giving effect to the sale of our common stock in the maximum aggregate offering amount of $5.0 million at an assumed offering price of $1.72 per share (the reported sale price of our common stock on the NYSE American on October 24, 2023), and after deducting estimated offering commissions and expenses payable by us, you would suffer immediate decrease of $0.78 per share in the net tangible book value of the common stock compared to the book value of the common stock as of June 30, 2023. The exercise of outstanding stock options or warrants could result in further dilution of your investment. See the section below entitled “Dilution” on page 14 for a more detailed illustration of the dilution you may incur if you participate in this offering.
The exercise of outstanding common stock purchase warrants will have a dilutive effect on the percentage ownership of our capital stock by existing stockholders.
As of September 30, 2023, we had outstanding warrants to acquire 1,819,742 shares of our common stock, not including the pre-funded warrants that were issued in our June 2023 registered direct offering. All of our outstanding warrants have exercise prices above our common stock’s recent trading prices, but in certain circumstances the holders have the right to effect a cashless exercise of such warrants. If a significant number of such warrants are exercised by the holders, the percentage of our common stock owned by our existing stockholders will be diluted.
There is no public market for the common warrants or pre-funded warrants to purchase shares of our common stock being offered by us in this offering.
There is no established public trading market for the common warrants or pre-funded warrants to purchase shares of our common stock that are being offered as part of this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the securities offered under this prospectus, after deducting placement agent’s fees and estimated offering expenses payable by us will be approximately $4.5 million (based on an assumed public offering price per share of $1.72 per share and accompanying common warrant, which was the reported sale price of our common stock on the NYSE American on October 24, 2023). We intend to use the net proceeds from this offering, after deducting the placement agent’s commission and our offering expenses, for working capital requirements and general corporate purposes, including for the restart of mining activities at the Velardeña Properties.
However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.
This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for the purposes specified above. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the way our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.
The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations, the anticipated growth of our business, and the other factors described under “Risk Factors” on page 10. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

DILUTION
Purchasers of common stock offered by this prospectus may experience immediate dilution in the net tangible book value of their common stock from the price paid in the offering. The net tangible book value of our common stock as of June 30, 2023, was approximately $5,607,881, or $0.71 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of common stock outstanding as of June 30, 2023.
Dilution per share represents the difference between the public offering price per share of common stock and the adjusted net tangible book value per share of common stock after giving effect to this offering. After giving effect to the assumed sale of 2,906,977 shares of our common stock in this offering at an assumed public offering price of $1.72 per share of common stock, based on the reported sale price of our common stock on the NYSE American on October 24, 2023, and assuming no sale of any pre-funded warrants in this offering and after deducting estimated placement agent fees and estimated offering expenses payable by us, the adjusted net tangible book value of our common stock as of June 30, 2023 would have been approximately $10,157,881, or approximately $0.94 per share. The change represents an immediate increase in net tangible book value of common stock of $0.23 per share to existing stockholders and an immediate decrease of $0.78 per share to new investors purchasing the common stock in this offering. The following table illustrates this per share dilution:
Assumed public offering price per common share	$1.72
Net tangible book value per share as of June 30, 2023	$0.71
Increase per share attributable to this offering	$0.23
Adjusted net tangible book value per share as of June 30, 2023	$0.94
Dilution per share attributable to this offering	$0.78
Each $0.10 decrease in the assumed public offering price per share of common stock and accompanying warrant of $1.72, the reported sale price of our common stock on the NYSE American on October 24, 2023, would decrease the net proceeds to us from this offering by approximately $0.28 million, assuming that the number of shares of common stock and accompanying warrants offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any pre-funded warrants, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. We may also decrease the number of shares of common stock and accompanying warrant offered in this offering. Each decrease of 1,000,000 shares of common stock and accompanying warrants offered by us would decrease the net proceeds to us by approximately $1.6 million, assuming the assumed public offering price per share of common stock and accompanying warrant of $1.72 remains the same, assuming no sale of any pre-funded warrants and after deducting the estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the placement agent at pricing.
The foregoing calculations are based on 7,935,665 shares of common stock outstanding as of June  30, 2023 and excludes:

•
232,409 shares of common stock reserved for issuance under our 2023 Equity Incentive Plan in exchange for restricted stock units issued to our non-employee directors under the terms of our Non-Employee Directors Deferred Compensation and Equity Award Plan;

•
168,000 shares of common stock that can be acquired under outstanding KELTIP units; and

•
1,819,742 shares of common stock issuable upon exercise of currently outstanding warrants with a weighted average exercise price of $3.19 per share.

Except as indicated otherwise, the discussion and table above assume (i) no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and (ii) no exercise of the warrants being sold in this offering.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of September 30, 2023 by:
•
each person known by us to beneficially hold 5% or more of our outstanding common stock,

•
each of our directors,

•
each of our named executive officers, and

•
all of our executive officers and directors as a group.

All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the common stock indicated.
Directors, Executive Officers and 5% Stockholders of Golden Minerals(1)	Beneficial Ownership as of September 30, 2023(2)
Name	Number	Percentage(3)
Armistice Capital Master Fund Ltd(4)	2,113,857	21%
The Sentient Group(5)	1,506,027	18%
Warren M. Rehn(6)	210,000	2%
Jeffrey G. Clevenger(7)	56,108	*
W. Durand Eppler(8)	33,213	*
David H. Watkins(9)	29,893	*
Terry M. Palmer(10)	29,813	*
Kevin R. Morano(11)	29,773	*
Julie Z. Weedman(12)	13,400	*
Deborah J. Friedman(13)	8,000	*
Pablo Castanos	0	*
Directors and Executive Officers as a group (9 persons)(14)	410,200	5%

*
The percentage of common stock beneficially owned is less than 1%.

(1)
The address of these persons, unless otherwise noted, is c/o Golden Minerals Company, 350 Indiana Street, Suite 650, Golden, Colorado 80401.

(2)
For each holder that holds restricted stock, options, restricted stock units, warrants or other securities that are currently vested or exercisable or that vest or become exercisable within 60 days of September 30, 2023, we treat the common stock underlying those securities as owned by that holder and as outstanding shares when we calculate that holder’s percentage ownership of our common stock. We do not treat that common stock as outstanding when we calculate the percentage ownership of any other holder.

(3)
Based on 8,573,252 outstanding shares of our common stock as of September 30, 2023.

(4)
Represents (i) 686,000 shares of our common stock issued to Armistice on June 28, 2023 pursuant to the Purchase Agreement; (ii) 1,427,287 shares of our common stock to be issued to Armistice upon exercise of the private placement warrants pursuant to the Purchase Agreement. The securities are directly held by Armistice and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Armistice; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Armistice from exercising that portion of the warrants that would result in a selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address for Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)
Based on a Schedule 13D/A filed with the SEC on March 1, 2021 by Sentient Global Resources Fund III, L.P. (“Fund III”), SGRF III Parallel I, L.P. (“Parallel I”), Sentient Executive GP III, Limited (“Sentient Executive III”), Sentient GP III, L.P. (“GP III”), Sentient GP IV, L.P. (“GP IV”), Sentient Global Resources Fund IV, L.P. (“Fund IV”), and Sentient Executive GP IV, Limited (“Sentient Executive IV”) The foregoing are collectively referred to in the table as “Sentient”. Fund III and Parallel I are both Cayman Islands limited partnerships, as adjusted for our one-for-25 reverse stock split that became effective June 9, 2023. On December 14, 2020, Parallel I combined with Fund III and as a result, is no longer a separate reporting person. Fund III, together with Parallel I, beneficially now owns zero shares of our common stock, respectively. The sole general partner of each is GP III, which is a Cayman Islands limited partnership. The sole general partner of GP III is Sentient Executive III, which is a Cayman Islands exempted company. Fund IV is a Cayman Islands limited partnership and owns 37,650,684 shares of our common stock. The sole general partner of Fund IV is GP IV, which is a Cayman Islands limited partnership. The sole general partner of GP IV is Sentient Executive IV, which is a Cayman Islands exempted company. Greg Link, Peter Weidmann, Andrew Pullar and Mike de Leeuw are the directors of Sentient Executive III. Greg Link, Peter Weidmann, Andrew Pullar, Mike de Leeuw and Pieter Britz are the directors of Sentient Executive IV. These directors collectively have voting and dispositive power over the Company’s shares held by Sentient upon the unanimous vote of all such directors. The address of the principal offices of the reporting persons (Fund III, Parallel I, Sentient Executive III, GP III, GP IV, Fund IV, and Sentient Executive IV) is: Landmark Square, 1st Floor, 64 Earth Close, West Bay Beach South, P.O. Box 10795, George Town, Grand Cayman KY1-1007, Cayman Islands.

(6)
Consists of 20,000 shares of common stock held directly; 40,000 restricted stock units which are vested or will vest within 60 days following 2023 and 150,000 shares of common stock that can be acquired under KELTIP units, all of which are vested and can be settled in cash or common stock at the option of the Company. Does not include 400 shares of common stock owned by Mr. Rehn’s spouse for which he disclaims beneficial ownership.

(7)
Consists of 22,508 shares of common stock held directly; and 33,600 restricted stock units which are vested or will vest within 60 days following September 30, 2023. Does not include 128 shares of common stock owned by Mr. Clevenger’s spouse for which he disclaims beneficial ownership.

(8)
Consists of 3,720 shares of common stock held directly; and 29,493 restricted stock units, all of which are vested or will vest within 60 days following September 30, 2023

(9)
Consists of 400 shares of common stock held directly; and 29,493 restricted stock units, all of which are vested or will vest within 60 days following September 30, 2023.

(10)
Consists of 320 shares of common stock held directly; and 29,493 restricted stock units, all of which are vested or will vest within 60 days following September 30, 2023.

(11)
Consists of 280 shares of common stock held directly; and 29,493 restricted stock units, all of which are vested or will vest within 60 days following September 30, 2023.

(12)
Consists of 1,400 shares of common stock held directly; and 12,000 shares of common stock that can be acquired under KELTIP units, all of which are vested and can be settled in cash or common stock at the option of the Company.

(13)
Consists of 8,000 restricted stock units, all of which are vested or will vest within 60 days following September 30, 2023.

(14)
Consists of 48,628 shares of common stock held directly; 199,572 shares of restricted stock units that are vested or will vest within 60 days following September 30, 2023; and 162,000 shares of common stock that can be acquired under KELTIP units, all of which are vested and can be settled in cash or common stock at the option of the Company.

DESCRIPTION OF CAPITAL STOCK
We currently have 28,000,000 shares of common stock authorized, of which 8,573,252 shares are issued and outstanding as of September 30, 2023, plus 2,220,151 shares issuable upon exercise of outstanding warrants, KELTIP units and restricted stock units as of September 30, 2023.
Dividend Rights
Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue.
Voting Rights
Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.
Election of Directors
Our directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Our stockholders may vote to remove any director by the affirmative vote of a majority of the voting power of outstanding common stock.
Liquidation
In the event of any liquidation, dissolution or winding up of Golden Minerals, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.
Redemption
Golden Minerals’ common stock is not redeemable or convertible.
Other Provisions
All our outstanding common stock is, and the common stock offered by this prospectus or obtainable upon exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus, will be, fully paid and non-assessable.
This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read applicable Delaware law, our Amended and Restated Certificate of Incorporation and our Bylaws, because they, and not this description, define your rights as a holder of our common stock. See “Where You Can Find More Information” on page 32 of this prospectus for information on how to obtain copies of these documents.

DESCRIPTION OF SERIES A WARRANTS
In this offering, we are offering Series A warrants to purchase up to an aggregate of 2,906,977 shares of our common stock. The following summary of certain terms and provisions of the Series A warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A warrants. Prospective investors should carefully review the terms and provisions of the form of Series A warrants for a complete description of the terms and conditions of the Series A warrants.
Duration and Exercise Price
Each Series A warrant issued in this offering represents the right to purchase up to one share of common stock at an initial exercise price of $      per share. Each Series A warrant may be exercised, in cash or, if applicable, by a cashless exercise at the election of the holder, at any time following the date of issuance and from time to time thereafter through and including the five-year anniversary of the initial exercise date.
Exercisability
The Series A warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the Series A warrants. Payment of the exercise price may be made in cash or, if applicable, pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Series A warrants.
Exercise Limitation
In general, a holder will not have the right to exercise any portion of a Series A warrant if the holder (together with its Attribution Parties (as defined in the Series A warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.
Failure to Timely Deliver Shares
If we fail to deliver to the holder a certificate representing shares issuable upon exercise of a Series A warrant or to credit the holder’s balance account with Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the Series A warrant, in each case, by the delivery date set forth in the Series A warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, or a “Buy-In”, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable warrant and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any common stock pursuant to a validly exercised Series A warrant, we will be required to pay liquidated damages in the amount of $10.00 per trading day for each $1,000 of the shares of common stock exercised but not delivered (and rising to $20.00 per trading day beginning the fifth trading day after the warrant share delivery date) until such time the shares of common stock are delivered or the holder rescinds such exercise.

Cashless Exercise
If, at the time a holder exercises its Series A warrants, a registration statement registering the issuance of the shares of common stock underlying the Series A warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series A warrant.
Adjustment for Stock Splits
The exercise price and the number of shares of common stock purchasable upon the exercise of the Series A warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, and combinations of our common stock.
Dividends or Distributions
If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the Series A warrants, then, in each such case, the holders of the Series A warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the Series A warrants.
Purchase Rights
If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as Purchase Rights, then each holder of the Series A warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series A warrants immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.
Fundamental Transaction
In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of the voting power represented by our outstanding shares of capital stock, any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding shares of capital stock, any merger with or into another entity or a tender offer or exchange offer approved by 50% or more of the voting power represented by our outstanding shares of capital, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Series A warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes Value (as defined in each Series A warrant) of the unexercised portion of the warrants concurrently with or within 30 days following the consummation of a fundamental transaction.
However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction. If holders of our common stock are not offered or paid any consideration in the fundamental transaction, holders of common stock will be deemed to have received common stock of our successor entity.
Transferability
Subject to applicable laws, the Series A warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the Series A warrants and a trading market is not expected to develop.
No Fractional Shares
No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Series A warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the number of shares of common stock to be issued shall be rounded up to the nearest whole number.
Trading Market
There is no established public trading market for the Series A warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A warrants on any national securities exchange.
Rights as a Stockholder
Except as otherwise provided in the Series A warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the Series A warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their warrants.
Amendments
The Series A warrants may be amended with the written consent of the holder of such Series A warrant and us.

DESCRIPTION OF SERIES B WARRANTS
In this offering, we are offering Series B warrants to purchase up to an aggregate of 1,453,488 shares of our common stock. The following summary of certain terms and provisions of the Series B warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series B warrants. Prospective investors should carefully review the terms and provisions of the form of Series B warrants for a complete description of the terms and conditions of the Series B warrants.
Duration and Exercise Price
Each Series B warrant issued in this offering represents the right to purchase up to one share of common stock at an initial exercise price of $        per share. Each Series B warrant may be exercised, in cash or, if applicable, by a cashless exercise at the election of the holder, at any time following the date of issuance and from time to time thereafter through and including the 18-month anniversary of the initial exercise date.
Exercisability
The Series B warrant will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the Series B warrant. Payment of the exercise price may be made in cash or, if applicable, pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Series B warrants.
Exercise Limitation
In general, a holder will not have the right to exercise any portion of a Series B warrant if the holder (together with its Attribution Parties (as defined in the Series B warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.
Failure to Timely Deliver Shares
If we fail to deliver to the holder a certificate representing shares issuable upon exercise of a Series B warrant or to credit the holder’s balance account with Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the Series B warrant, in each case, by the delivery date set forth in the Series B warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, or a “Buy-In”, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable warrant and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any common stock pursuant to a validly exercised Series B warrant, we will be required to pay liquidated damages in the amount of $10.00 per trading day for each $1,000 of the shares of common stock exercised but not delivered (and rising to $20.00 per trading day beginning the fifth trading day after the warrant share delivery date) until such time the shares of common stock are delivered or the holder rescinds such exercise.

Cashless Exercise
If, at the time a holder exercises its Series B warrants, a registration statement registering the issuance of the shares of common stock underlying the Series B warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series B warrant.
Adjustment for Stock Splits
The exercise price and the number of shares of common stock purchasable upon the exercise of the Series B warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, and combinations of our common stock.
Dividends or Distributions
If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the Series B warrants, then, in each such case, the holders of the Series B warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the Series B warrants.
Purchase Rights
If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as Purchase Rights, then each holder of the Series B warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series B warrants immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.
Fundamental Transaction
In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of the voting power represented by our outstanding shares of capital stock, any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding shares of capital stock, any merger with or into another entity or a tender offer or exchange offer approved by 50% or more of the voting power represented by our outstanding shares of capital, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Series B warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes Value (as defined in each Series B warrant) of the unexercised portion of the warrants concurrently with or within 30 days following the consummation of a fundamental transaction.
However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction. If holders of our common stock are not offered or paid any consideration in the fundamental transaction, holders of common stock will be deemed to have received common stock of our successor entity.
Transferability
Subject to applicable laws, the Series B warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the Series B warrants and a trading market is not expected to develop.
No Fractional Shares
No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Series B warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the number of shares of common stock to be issued shall be rounded up to the nearest whole number.
Trading Market
There is no established public trading market for the Series B warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B warrants on any national securities exchange.
Rights as a Stockholder
Except as otherwise provided in the Series B warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the Series B warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their warrants.
Amendments
The Series B warrants may be amended with the written consent of the holder of such Series B warrant and us.

DESCRIPTION OF PRE-FUNDED WARRANTS
In this offering, we are offering up to 2,906,977 pre-funded warrants. The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrants. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrants for a complete description of the terms and conditions of the pre-funded warrants.
The pre-funded warrants will be issued in certificated form only.
Duration and Exercise Price
Each pre-funded warrant offered hereby has an initial exercise price per share equal to $0.0001 per share. The pre-funded warrants are exercisable at any time following their date of issuance.
Exercisability
The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).
Exercise Limitation
A holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding shares of common stock immediately after exercise, provided that upon at least 61 days’ prior notice from the holder to us, the holder may increase this beneficial ownership limit to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants.
Cashless Exercise
In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a cashless exercise formula set forth in the pre-funded warrants.
Adjustment for Stock Splits
The exercise price and the number of shares of common stock purchasable upon the exercise of the pre-funded warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, and combinations of our common stock.
Fundamental Transaction
In the event of any fundamental transaction, as described in the pre-funded warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of a pre-funded warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the pre-funded warrant is exercisable immediately prior to such event.
Transferability
Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

No Fractional Shares
No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.
Trading Market
There is no trading market for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.
Right as a Stockholder
Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

PLAN OF DISTRIBUTION
We have engaged H.C. Wainwright & Co., LLC (the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a “reasonable best efforts” basis. The placement agent is not purchasing or selling any shares of common stock offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of common stock but has agreed to use its best efforts to arrange for the sale of all of the shares of common stock offered hereby. We may not sell the entire amount of our securities offered pursuant to this prospectus.
There is no minimum amount of proceeds that is a condition to closing of this offering. The placement agent does not guarantee that it will be able to raise new capital in this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 60 days from closing of the offering, subject to certain exceptions. The placement agent may engage one or more sub-placement agents or selected dealers to assist with the offering.
The nature of the representations, warranties and covenants in the securities purchase agreements shall include:
•
standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

•
covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common stock, and no subsequent equity sales for 60 days.

Fees and Expenses
We have agreed to pay the placement agent a placement agent’s fee equal to 6.0% of the aggregate purchase price of the shares of common stock sold in this offering.
The following table shows the per share and total cash fees we will pay to the placement agent in connection with the sale of the common stock and shares of common stock underlying the pre-funded warrants pursuant to this prospectus.
	Per Common Share and Common Warrant	Per Pre-funded Warrant and Common Warrant	Total
Offering price	$	$	$
Placement agent fees	$	$	$
Proceeds before expenses to us	$	$	$
We estimate the total expenses that will be payable by us, excluding the placement agent’s fees, will be approximately $0.4 million, which include legal, accounting and printing costs, various other fees and reimbursement of the placement agent’s expenses, including up to $125,000 in legal fees and expenses and payment of up to $15,950 for the clearing expenses of the placement agent in connection with this offering.
Right of First Refusal
We have granted a right of first refusal to the placement agent pursuant to which it has the right to act as the sole book-running manager, underwriter or placement agent, as applicable, if we decide to raise capital through a public offering (including an at-the-market facility) or private placement or any other capital-raising financing of equity, equity-linked or debt securities pursuant to which we engage an investment bank or broker/dealer at any time following the consummation of the offering until September 30, 2024 with respect to any financing other than an at-the-market facility, and until February 25, 2025 with respect to an at-the-market facility.
Tail
We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the placement agent.
Lock-Up Agreements
We have agreed with the placement agent to be subject to a lock-up period of 60 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. This lock-up agreement may be waived by purchasers of at least 50.1% of the shares and pre-funded warrants based on the initial subscription amounts of such purchasers. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. This prohibition may be waived by purchasers of at least 50.1% of the shares and pre-funded warrants based on the initial subscription amounts of such purchasers.
Indemnification
We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.
Other Relationships
The placement agent and its affiliates may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.
In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Regulation M
The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the common stock sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent acting as principal. Under these rules and regulations, the placement agent:
•
may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Transfer Agent
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., whose mailing address is 6200 Quebec St., Greenwood Village, Colorado 80111.
Listing
Our common stock is traded on the NYSE American and on the Toronto Stock Exchange under the symbol “AUMN.” We do not intend to apply for listing of the common warrants or pre-funded warrants on any national securities exchange.
Trading Market
There is no established public trading market for the pre-funded warrants or common warrants to be sold in this offering, and we do not expect a market to develop.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as an underwriter, and should not be relied upon by investors.

U.S. INCOME TAX CONSIDERATIONS
The following is a general summary of the material U.S. federal income tax considerations of the purchase, ownership, and disposition of our common stock. This summary does not describe all of the potential tax considerations that may be relevant in light of a holder’s particular circumstances. For example, it does not address special classes of holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. This summary is limited to holders that acquire our common stock in this offering and hold such common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment purposes). Further, it does not include any description of any alternative minimum tax consequences, estate, gift, or generation-skipping tax consequences, or consequences under the tax laws of any state or local jurisdiction or of any foreign jurisdiction that may be applicable to our shares of common stock. This summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, the United States-Canada income tax treaty as in effect on the date of this offering, and administrative and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the descriptions of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of our shares of common stock.
As used in this prospectus, the term “U.S. Holder” means:
•
a citizen or resident of the United States for U.S. federal income tax purposes;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) such trust has made a valid election under applicable Treasury regulations to be treated as a United States person.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of our securities that is not a U.S. Holder.
If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such partner (or owner). Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the purchase, ownership, and disposition of our common stock.
WE URGE ALL PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK.
General
The purchase price paid for a share of common stock must be allocated between the share of common stock and any associated warrants for the purchase of our common stock that are included in the purchase price based on their respective relative fair market values. We will determine this allocation based upon our determination, which we will complete following the closing of this offering, of the relative values of such warrants and of our common stock. This allocation will be reported to any person to which we transfer such common stock and warrants that acts as a custodian of securities in the ordinary course of its trade or business, or that effects sales of securities by others in the ordinary course of its trade or business and may be reported to the IRS by such persons. This allocation is not binding on purchasers in this offering, the IRS, or the courts. Prospective investors are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in our common stock (and associated warrants) and the allocation of the purchase price paid in the offering.
Taxation of U.S. Holders
The following is a summary of the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of the shares of common stock purchased in this offering.
Dividends and Other Distributions on Shares of Common Stock
Distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such shares of our common stock, and any remaining excess will be treated as capital gain from a sale or exchange of shares of our common stock, subject to the tax treatment described below in “— Sale, Exchange or Other Disposition of Shares of Our Common Stock.”
Dividends received by a corporate U.S. Holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the tax rate accorded to long-term capital gains.
Sale, Exchange or Other Disposition of Shares of Our Common Stock
Upon the sale, exchange or other disposition of shares of our common stock, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount realized upon such event and the U.S. Holder’s adjusted tax basis in such shares of common stock. Generally, such gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares exceeds one year and will otherwise be short-term capital gain or loss.
Tax Rates Applicable to Ordinary Income and Capital Gains
Ordinary income and short-term capital gains of non-corporate U.S. Holders are generally taxable at rates of up to 37%. Long-term capital gains of non-corporate U.S. Holders are subject to a maximum rate of 20%. See “— Surtax on Net Investment Income” below, regarding the applicability of a 3.8% surtax to certain investment income.
Taxation of Non-U.S. Holders
The following is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders of the ownership and disposition of the shares of common stock purchased in this offering.
Distributions
Distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in such shares of our common stock, and any remaining excess will be treated as gain realized from the sale or exchange of the shares of our common stock, the treatment of which is described below under the section entitled “— Sale, Exchange or Other Disposition of Shares of Our Common Stock.”
Subject to the discussion below under “Foreign Accounts,” dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. U.S. withholding tax on dividends paid to an individual Non-U.S. Holder who is resident of Canada for purposes of the United States- Canada income tax treaty is generally reduced to 15% pursuant to the United States-Canada income tax treaty. If a dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below), and subject to the discussion below under “Foreign Accounts.” Instead, such dividends will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate Non-U.S. Holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year.
To claim the benefit of a tax treaty or to claim exemption from withholding on the ground that income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder must provide a properly executed form, generally on IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends.
These forms must be periodically updated. Non-U.S. Holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Non-U.S. Holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.
Sale, Exchange or Other Disposition of Shares of Common Stock
A Non-U.S. Holder generally will not be subject to U.S. federal income tax and, in certain cases, withholding tax on the sale, exchange or other disposition of shares of our common stock purchased in this offering unless:
•
the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder),

•
in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 or more days (as calculated for U.S. federal income tax purposes) during the taxable year of the disposition, and certain other conditions are satisfied, or

•
we are or have been a “United States real property holding corporation,” or “USRPHC,” as defined for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates in the same manner as gain is taxable to U.S. Holders. Any gain described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
An individual Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or at a reduced rate under an applicable income tax treaty) on any gain recognized on the sale, exchange or other disposition of our common stock, which may be offset by certain U.S.-source capital losses (even though such individual is not considered a resident of the United States).
With respect to the third bullet point above, a U.S. corporation is generally a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the fair market value of its real property and trade or business assets. We believe that we currently are not, and have not been, a USRPHC, although there can be no assurance that we will not become a USRPHC in future years. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, under applicable U.S. Treasury regulations, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of shares of our common stock, unless the Non-U.S. Holder has owned, directly or by attribution, more than 5% of our common stock during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for the shares of our common stock (a “greater than 5% stockholder”).

Information Reporting and Backup Withholding Tax
Information reporting and backup withholding at a rate of 24% may apply to dividends paid with respect to our common stock and to proceeds from the sale, exchange or other disposition of our common stock. U.S. Holders will not be subject to backup withholding if they furnish a correct taxpayer identification number and certify under penalties of perjury that they are not subject to backup withholding on Form W-9, or such successor form as the IRS designates, Non-U.S. Holders will not be subject to backup withholding if they certify under penalties of perjury as to their status as Non-U.S. Holders or otherwise establish an exemption and certain other requirements are met. Holders of our common stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a holder of our common stock generally may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.
Surtax on Net Investment Income
Individuals, estates and trusts will be required to pay a 3.8% Medicare surtax on “net investment income” (in the case of an individual) or “undistributed net investment income” (in the case of a trust or estate) in excess of a certain threshold amount. Net investment income includes, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). Net investment income is reduced by deductions that are properly allocable to such income. U.S. Holders should consult their own tax advisors regarding the application, if any, of this tax on their ownership and disposition of our common stock.
Foreign Accounts
Legislation enacted in 2010, commonly known as “FATCA,” generally imposes a 30% withholding tax on dividends on shares of common stock paid to (i) a foreign financial institutions (as defined in section 1471 of the Code) unless it enters into an agreement to collect and disclose to the IRS information regarding direct and indirect U.S. account holders, and (ii) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In certain circumstances, an account holder may be eligible for refunds or credits of such taxes. We will not pay any additional amounts in respect to any amounts withheld. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements.
While the withholding obligations described above would also apply to gross proceeds from the sale of assets that could produce U.S.-source dividends and interest, recently proposed Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, eliminate this requirement. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law.
THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE ACQUISITION OF UNITS AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

RESTRICTIONS ON RESALE FOR RESIDENTS OF CANADA
The Company is a “reporting issuer” (within the meaning of applicable Canadian securities laws) in each of the provinces of Canada. However, as the offering of shares of common stock under this prospectus is being made solely outside of Canada, the Company is exempt from or otherwise not subject to the requirement under Canadian securities laws to prepare and file a prospectus with the securities regulatory authorities in each of the provinces of Canada to qualify the distribution of such shares of common stock. Accordingly, each purchaser of the shares of common stock distributed under this prospectus acknowledges that such shares of common stock are subject to “hold period” resale restrictions under applicable Canadian securities laws and that such shares of common stock must not be traded or resold in or to a resident of Canada until four months and a day after the date of the purchase and sale of such shares, and each purchaser of shares of common stock distributed under this prospectus agrees and is deemed to agree to comply with such restrictions. Accordingly, this prospectus serves as notice to each purchaser of shares of common stock distributed under this prospectus of the transfer and resale restrictions applicable to such shares of common stock under Canadian securities laws described in the following legend:
“UNDER CANADIAN SECURITIES LAWS, UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ORIGINAL DISTRIBUTION DATE OF THE SHARES OF COMMON STOCK.”
INTEREST OF NAMED EXPERTS AND COUNSEL
No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer of employee.
LEGAL MATTERS
The validity of the issuance of the securities offered hereby will be passed upon for us by Davis Graham & Stubbs LLP. Ellenoff Grossman & Schole LLP, New York, New York, is counsel for the placement agent in connection with this offering.
EXPERTS
The consolidated financial statements of the Company as of December 31, 2022 and 2021 are incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2022. The consolidated financial statements of the Company as of December 31, 2022 have been so incorporated in reliance on the report of Armanino, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of the Company as of December 31, 2021 have been so incorporated in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The estimates of our mineral resources with respect to the Velardeña Properties and Rodeo properties incorporated by reference in this prospectus have been included in reliance upon the technical report summary prepared by Tetra Tech, Inc. The estimate of our mineral resources with respect to the Yoquivo Property incorporated by reference in this prospectus have been included in reliance on a technical report summary prepared by Aaron Amoroso and Matthew Booth.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, and in accordance therewith, we file periodic reports and proxy statements with the Securities and Exchange Commission, referred to in this prospectus as the SEC. All reports, proxy statements and the other information that we file with the SEC are available to the public from the SEC’s website at www.sec.gov and our website at www.goldenminerals.com. Information on our website is not part of this prospectus and is not incorporated by reference in this prospectus.
We also maintain an Internet website at www.goldenminerals.com, which provides additional information about our company and through which you can also access our SEC filings. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus.
We also file reports, statements or other information with the Alberta, British Columbia, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Ontario Securities Commissions. Copies of these documents that are filed through the System for Electronic Document Analysis and Retrieval, or “SEDAR,” of the Canadian Securities Administrators are available on its web site at www.sedar.com.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus incorporates by reference information we have filed with the SEC, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (other than information in documents that is deemed not to be filed):
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•
Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2023;

•
Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2023 and June 30, 2023;

•
Our Current Reports on Form 8-K dated February 21, 2023, March 1, 2023, April 4, 2023, April 7, 2023, May 19, 2023, May 30, 2023, June 9, 2023, June 16, 2023, June 29, 2023, July 7, 2023, August 16, 2023, and August 24, 2023, to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act; and

•
The description of our common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the SEC under 12(b) of the Exchange Act (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:
Golden Minerals Company
350 Indiana Street, Suite 650
Golden, Colorado 80401
Attention: Secretary
Telephone: (303) 839-5060
Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.
This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you.
We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

Up to 2,906,977 Shares of Common Stock
Up to 2,906,977 Series A Warrants to Purchase Up to 2,906,977 Shares of Common Stock
Up to 1,453,488 Series B Warrants to Purchase Up to 1,453,488 Shares of Common Stock
Pre-Funded Warrants to Purchase up to 2,906,977 Shares of Common Stock
Up to 4,360,465 Shares of Common Stock Underlying the Common Warrants and Pre-Funded Warrants
PROSPECTUS
H.C. Wainwright & Co.
           , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Golden Minerals Company, or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.
Item	Amount
SEC registration fee	$1,845
Legal fees and expenses	$200,000
Accounting fees and expenses	$25,000
Printing, transfer agent fees and miscellaneous expenses	$25,000
Total	$251,845
Item 14.   Indemnification of Directors and Officers
Golden Minerals Company is incorporated in Delaware. Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.
Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding — other than an action by or in our right — by reason of the fact that the person is or was our director, officer, agent or employee, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of us, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in our right as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to us, unless the court believes that in light of all the circumstances indemnification should apply.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock repurchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated bylaws, respectively, provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, we have entered into agreements to indemnify our directors and officers and expect to continue to enter into agreements to indemnify all of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
We maintain insurance policies under which our directors and executive officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.
Item 15.   Recent Sales of Unregistered Securities.
During the preceding three years, the Registrant has issued the following securities that were not registered under the Securities Act:

•
On June 26, 2023, the Registrant entered into a Purchase Agreement with Armistice Capital Master Fund Ltd., or Armistice, pursuant to which, and upon the terms and subject to the conditions and limitations set forth in the agreement, the Registrant agreed to issue warrants to purchase up to 1,427,587 shares of the Company’s common stock to Armistice at an exercise price of $1.90. Each warrant is exercisable six months from the date of issuance and has a term expiring five years after such initial exercise date.

The offers, sales and issuances of the securities described in each of the paragraphs above were offered and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Each of the recipients of securities in these transactions had adequate access, through business or other relationships to information about the Registrant.
Item 16.   Exhibits and Financial Statement Schedules.
EXHIBITS
Exhibit No	Description
3.1	Amended and Restated Certificate of Incorporation of Golden Minerals Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 30, 2009).
3.2	First Amendment to the Amended and Restated Certificate of Incorporation of Golden Minerals Company dated September 2, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 9, 2011).
3.3	Second Amendment to the Amended and Restated Certificate of Incorporation of Golden Minerals Company dated May 19, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 20, 2016).
3.4	Third Amendment to the Amended and Restated Certificate of Incorporation of Golden Minerals Company dated June 11, 2020 (incorporated by reference to Appendix A of the Company’s Proxy Statement on Schedule 14A filed on March 25, 2021).
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Golden Minerals Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 30, 2023).
3.6	Amended and Restated Bylaws of Golden Minerals Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 1, 2023).
4.1	Form of Series A Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 19, 2019).

Exhibit No	Description
4.2	Form of Series B Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 19, 2019).
4.3	Form of Series A Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 23, 2020).
4.4	Form of Series B Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 23, 2020).
4.5	Form of Common Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 29, 2023).
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 29, 2023).
4.7	Form of Pre-Funded Warrant.*
4.8	Form of Series A Warrant.*
4.9	Form of Series B Warrant.*
5.1	Opinion of Davis Graham & Stubbs LLP.*
10.1	Golden Minerals Company 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on May 30, 2023).
10.2	Securities Purchase Agreement between Golden Minerals Company and certain institutional investors, dated as of June 26, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 29, 2023).
10.3	Form of Restricted Stock Unit Award Agreement Pursuant to the 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2023).
10.4	Form of Securities Purchase Agreement between Golden Minerals Company and certain investors signatory thereto.*
16.1	Letter from Armanino, LLP, dated as of July 7, 2023 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on July 7, 2023).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on May 30, 2023).
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).
23.2	Consent of Armanino, LLP.*
23.3	Consent of Tetra Tech, Inc.**
23.4	Consent of Aaron Amoroso.**
23.5	Consent of Plante & Moran, PLLC.*
23.6	Consent of Matthew Booth.*
96.1	Technical Report Summary for the Velardeña Project dated June 1, 2023.**
107	Filing Fee Table.*

*
Filed herewith.

**
Previously filed.

Item 17.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: October 25, 2023	GOLDEN MINERALS COMPANY Registrant

By:
/s/ WARREN M. REHN

Warren M. Rehn
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ WARREN M. REHN Warren M. Rehn	President and Chief Executive Officer (Principal Executive Officer)	October 25, 2023
/s/ JULIE Z. WEEDMAN Julie Z. Weedman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2023
* Jeffrey G. Clevenger	Chairman of the Board of Directors	October 25, 2023
* W. Durand Eppler	Director	October 25, 2023
* Deborah J. Friedman	Director	October 25, 2023
* Kevin R. Morano	Director	October 25, 2023
* Terry M. Palmer	Director	October 25, 2023

Signature	Title	Date
* David H. Watkins	Director	October 25, 2023
By:	/s/ WARREN M. REHN Warren M. Rehn Attorney-in-Fact